                                                    ----------------------------
                                                             OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER        3235-0287
                                                    EXPIRES:  DECEMBER 31, 2001
                                                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE......0.5
                                                    ----------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

    MARKS                          MICHAEL                 E.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)


    c/o FLEXTRONICS INTERNATIONAL LTD.
    2090 FORTUNE DR.
--------------------------------------------------------------------------------
                                    (Street)

    SAN JOSE                          CA                95131
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     FLEXTRONICS INTERNATIONAL LTD.  (Nasdaq: FLEX)
--------------------------------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------

4.   Statement for Month/Year

     NOVEMBER 2001
--------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Year)

     NOVEMBER 2001
--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     CHAIRMAN & CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

    ORDINARY SHARES                     11/6/01       M                41,666     A     $  2.89
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    11/29/01       M             1,450,000     A     $  6.00
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    11/30/01       M               525,000     A     $  6.00
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    11/30/01       M               775,417     A     $4.1875
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    11/30/01       M               266,667     A     $  6.00
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    11/30/01       M                36,456     A     $4.5742
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    11/29/01       S             1,450,000     D    $25.5875
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    11/30/01       S               525,000     D     $25.4648   2,891,944        D
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    12/03/01       S V             225,000     D    $25.44      24,000(1)        I      BY TRUST
------------------------------------------------------------------------------------------------------------------------------------
    ORDINARY SHARES                    12/05/01       S V             300,000     D    $29.07      24,000(2)        I      BY TRUST
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).


                                                                          (Over)
                                                                 SEC 1474 (7/96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                2.                                                                                         Deriv-    of
                Conver-                    5.                                  7.                          ative     Deriv-  11.
                sion                       Number of                           Title and Amount            Secur-    ative   Nature
                or                         Derivative        6.                of Underlying       8.      ities     Secur-  of
                Exer-             4.       Securities        Date              Securities          Price   Bene-     ity:    In-
                cise     3.       Trans-   Acquired (A)      Exercisable and   (Instr. 3 and 4)    of      ficially  Direct  direct
                Price    Trans-   action   or Disposed       Expiration Date   ----------------    Deriv-  Owned     (D) or  Bene-
1.              of       action   Code     of(D)             (Month/Day/Year)            Amount    ative   at End    In-     ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,        ----------------            or        Secur-  of        direct  Owner-
Derivative      ative    (Month/  8)       4 and 5)          Date     Expira-            Number    ity     Month     (I)     ship
Security        Secur-   Day/     ------   ------------      Exer-    tion               of        (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)      ity      Year)    Code V    (A)      (D)     cisable  Date     Title     Shares    5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $  2.89  11/06/01  M                 41,666                    ORDINARY     41,667                     D
(RIGHT TO BUY)                                                                 SHARES
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $  6.00  11/29/01  M              1,450,000                    ORDINARY  1,450,000                     D
(RIGHT TO BUY)                                                                 SHARES
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $  6.00  11/30/01  M                525,000                    ORDINARY    525,000                     D
(RIGHT TO BUY)                                                                 SHARES
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $4.1875  11/30/01  M                775,417                    ORDINARY    775,417                     D
(RIGHT TO BUY)                                                                 SHARES
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $  6.00  11/30/01  M                266,667                    ORDINARY    266,667                     D
(RIGHT TO BUY)                                                                 SHARES
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $4.5742  11/30/01  M                 36,456                    ORDINARY     36,456                     D
(RIGHT TO BUY)                                                                 SHARES
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $6.00    12/03/01  M   V            225,000                    ORDINARY    225,000                     D
(RIGHT TO BUY)                                                                 SHARES
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) ALL SUCH SHARES ARE HELD DIRECTLY BY THE JUSTIN CAINE MARKS TRUST AS BENEFICIARY, OF WHICH THE REPORTING PERSON IS A TRUSTEE.
(2) ALL SUCH SHARES ARE HELD DIRECTLY BY THE AMY G. MARKS TRUST AS BENEFICIARY, OF WHICH THE REPORTING PERSON IS A TRUSTEE.



            /s/ MICHAEL E. MARKS                            December 17, 2001
---------------------------------------------            -----------------------
       **Signature of Reporting Person                            Date
              MICHAEL E. MARKS


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1474 (3/99)